ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

Wells Fargo Commercial Mortgage Trust 2018-C46, Commercial Mortgage Pass-Through

Certificates, Series 2018-C46 (the “Trust”)

I, Andrew Hundertmark and Grace Bodemuller-Holst, on behalf of Argentic Services Company LP, as Special Servicer (the “Certifying Servicer”), certify to Wells Fargo Commercial Mortgage Securities, Inc. and each Other Depositor and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.      I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities between May 6, 2020 and December 31, 2020 (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement dated as of August 1, 2018 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Argentic Services Company LP, as successor to LNR Partners, LLC, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer; and

2.     To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: February 19, 2021

ARGENTIC SERVICES COMPANY LP, a

Delaware limited partnership

By: /s/ Andrew Hundertmark

      Name: Andrew Hundertmark

      Title:  Authorized Signatory

By: /s/ Grace Bodemuller-Holst

      Name: Grace Bodemuller-Holst

      Title:  Authorized Signatory